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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended   Six Months Ended
                                          June 30             June 30
                                     ------------------  ------------------
                                        1996     1995      1996     1995
                                       -----    -----     -----    -----
EARNINGS:
Income before income taxes          $168,451   143,254   332,531  291,400
Add: fixed charges                    17,584    19,291    34,703   36,736
                                     -------   -------   -------  -------
   Income, as adjusted              $186,035   162,545   367,234  328,136
                                     =======   =======   =======  =======

FIXED CHARGES:
Interest costs                       $12,724    13,740    25,148   25,357
Rental expense (1)                     4,860     5,551     9,555   11,379
                                     -------   -------   -------  -------
   Total fixed charges               $17,584    19,291    34,703   36,736
                                     =======   =======   =======  =======

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                        $17,584    19,291    34,703   36,736
PSOP preferred stock dividends         4,474     4,538     8,963    9,092
Dividends on monthly income
 preferred securities                  3,105    1,553      6,210    1,553
                                     -------   -------   -------  -------
    Total fixed charges and preferred
     stock dividends                 $25,163    25,382    49,876   47,381
                                     =======   =======   =======  =======

Ratio of earnings to fixed charges     10.58      8.43     10.58     8.93
                                     =======   =======   =======  =======

Ratio of earnings to combined fixed charges
 and preferred stock dividends          7.39      6.40      7.36     6.93
                                     =======   =======   =======  =======

(1) Interest portion deemed implicit in total rent expense.